Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2009, in the Registration Statement (Post-Effective Amendment No. 1 to Form S-1 No. 333-156616) and related Prospectus of Vion Pharmaceuticals, Inc. for the registration of 15,900,000 shares of its common stock.
/s/ Ernst & Young LLP
Hartford, Connecticut
March 16, 2009